                          INVESTMENT ADVISORY AGREEMENT

     Agreement, dated and effective as of September 21, 2006 between MORGAN
STANLEY CHINA A SHARE FUND, INC., a Maryland corporation (herein referred to as the "Fund"), and MORGAN STANLEY INVESTMENT MANAGEMENT INC., a Delaware
corporation ("MSIM" or the "Adviser").

     WHEREAS, the Fund has been incorporated for the purpose of investing principally in A-Shares and other permitted PRC securities;

     WHEREAS, the Fund desires to avail itself of the experience, sources of information, advice and assistance of the Adviser and to have the Adviser perform for it various investment management services;

     WHEREAS, the Adviser has received a copy of the Articles of Incorporation and By-Laws of the Fund (collectively, the "Fund Documents");

     WHEREAS, the Adviser is willing to perform such services under the terms and conditions as set forth herein and in accordance with the Fund Documents;

     WHEREAS, the Adviser has been granted QFII status by the CSRC, and has been allocated a Quota of US$200 million by SAFE (as from time to time renewed and/or updated) to invest in China A-Shares and other permitted PRC securities; and

     WHEREAS, the entire Quota will be made available to the Fund.

     WITNESSETH: That in consideration of the mutual covenants herein contained, it is agreed by the parties as follows:

     1.   Definitions.

          A-SHARES means shares denominated in renminbi and issued by companies in the PRC and listed on PRC stock exchanges or such other shares issued by companies in the PRC listed on PRC stock exchanges and available for investment by a QFII;

          CSRC means the China Securities Regulatory Commission;

          CSDCC means the China Securities Depositary and Clearing Corporation
     Limited;

          CUSTODIAN means JP Morgan Chase Bank N.A.;

          CUSTODIAN AGREEMENT means an agreement dated September 21, 2006 between the Fund, the QFII Custodian, the Adviser and the Custodian in
     relation to the appointment and duties of the Custodian and the QFII
     Custodian;

          FOREIGN OWNERSHIP LIMIT means the relevant percentage limits imposed under the Investment Regulations on the maximum holdings that a QFII, on its own, and that QFIIs in aggregate, may have in a particular A-Share or
     A-Shares;

          INVESTMENT REGULATIONS means the regulations governing the establishment and operation of Quotas in the PRC, including, as at the date of the Agreement:

          (a) Measures on the Administration of the Domestic Securities
     Investment of Qualifying Foreign Institutional (promulgated by the CSRC and the PBOC on 24 August 2006 and effective on 1 September 2006);

          (b) Provisional Measures for the Administration of Domestic Securities
     Investments of QFIIs (promulgated jointly by the CSRC and the PBOC and effective 1 December 2002);

          (c) Notice on Issues Concerning Applications filed by Commercial Banks to be Custodians for QFIIs in Domestic Securities Trading (issued by the
     PBOC and effective on 17 December 2002);

          (d) Tentative Provisions on the Administration of Foreign Exchange in
     Domestic Securities Investments by QFIIs (issued by SAFE and effective on 1
     December 2002);

          (e) Implementing Rules for Registration and Settlement of Domestic
     Securities Investments in China by QFIIs (issued by CSDCC and effective on
     1 December 2002);

          (f) Shanghai Stock Exchange Implementing Rules on Securities
     Transactions by QFIIs (issued by the Shanghai Stock Exchange and effective on 1 December 2002);

          (g) Shenzhen Stock Exchange Implementing Rules on Securities
     Transactions by QFIIs (issued by the Shenzhen Stock Exchange and effective on 1 December 2002);

          and any amendments which may be made from time to time to any of the above, and to any measures or guidance issued under any of the above, and to all rules and directives made under any such law and regulations in force and all other applicable rules and regulations in force in PRC relevant to the Fund;

          PBOC means The People's Bank of China;

          PRC or CHINA means the People's Republic of China (excluding the Hong
     Kong and Macau Special Administrative Regions and Taiwan) and the term
     "CHINESE" shall be construed accordingly;

          QFII means a Qualified Foreign Institutional Investor;

          QFII BROKERS means the PRC brokers appointed by the Fund and the
     Adviser from time to time;

          QFII CUSTODIAN means The Hongkong and Shanghai Banking Corporation
     China or such other company appointed by the Custodian from time to time as sub-custodian for the assets of the Fund in the PRC with the prior approval of the CSRC;

          QUOTA means the PRC foreign investor quota granted to the Adviser pursuant to the Investment Regulations; and

          SAFE means the PRC State Administration of Foreign Exchange, the government agency responsible for matters relating to foreign exchange administration.

     2. The Adviser hereby undertakes and agrees, upon the terms and conditions herein set forth, (i) to make investment decisions for the Fund, to prepare and make available to the Fund research and statistical data in connection therewith, and to supervise the acquisition and disposition of A-Shares and other permitted PRC securities, as well as certain other permitted investments, for and in the name of the Fund, including the selection of brokers or dealers to carry out the transactions whereby the Fund and the Adviser hereby recognize and acknowledge that, under the Investment Regulations, the Adviser is limited by the brokers that may execute transactions in the PRC on behalf of the Fund, namely the QFII Brokers, all in accordance with any provisions of applicable law, including in respect of A-Shares and other permitted PRC securities, any
Foreign Ownership Limit and any guidelines relating to forbidden

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investment practices issued by the CSRC, PBOC and/or SAFE from time to time, the
Fund's investment objective and policies and in accordance with guidelines and directions from the Fund's Board of Directors; (ii) to make available to the
Fund all of the Quota; (iii) to assist the Fund as it may reasonably request in the conduct of the Fund's business, subject to any applicable provisions of the
Investment Regulations and the direction and control of the Fund's Board of
Directors; (iv) to maintain or cause to be maintained for the Fund all books and records required under the Investment Company Act of 1940, as amended (the "1940
Act"), to the extent that such books and records are not maintained or furnished by the administrators, custodians or other agents of the Fund; (v) to furnish at the Adviser's expense for the use of the Fund such office space and facilities as the Fund may require for its reasonable needs, and to furnish at the
Adviser's expense clerical services in the United States related to research, statistical and investment work; and (vi) to pay the reasonable salaries and expenses of such of the Fund's officers and employees (including the Fund's share of payroll taxes) and any fees and expenses of such of the Fund's direct directors, officers or employees of the Adviser, provided, however, that the
Fund, and not the Adviser, shall bear travel expenses or an appropriate fraction thereof of directors and officers of the Fund who are managing directors, officers or employees of the Adviser to the extent that such expenses relate to attendance at meetings of the Board of Directors of the Fund or any committees thereof. The Adviser shall bear all expenses arising out of its duties hereunder but shall not be responsible for any expenses of the Fund other than those specifically allocated to the Adviser in this paragraph 2. In particular, but without limiting the generality of the foregoing, the Adviser shall not be responsible, except to the extent of the compensation of such of the Fund's employees as are directors, officers or employees of the Adviser whose services may be involved, for the following expenses of the Fund: legal fees and expenses of counsel (United States and Chinese) to the Fund; auditing and accounting expenses; taxes and governmental fees; New York Stock Exchange listing fees;
dues and expenses incurred in connection with membership in investment company organizations; fees and expenses of the Fund's custodian, subcustodians, transfer agents and registrars; fees and expenses with respect to administration except as may be provided otherwise pursuant to administration agreements;
expenses for portfolio pricing services by a pricing agent, if any; expenses of preparing share certificates and other expenses in connection with the issuance, offering and underwriting of shares issued by the Fund; expenses relating to investor and public relations; expenses of registering or qualifying securities of the Fund for public sale; freight, insurance and other charges in connection with the shipment of the Fund's portfolio securities; brokerage commissions or other costs of acquiring or disposing of any portfolio holding of the Fund;
expenses of preparation and distribution of reports, notices and dividends to shareholders; expenses of the dividend reinvestment plan (except for brokerage expenses paid by participants in such plan); costs of stationery; any litigation expenses; and costs of stockholders' and other meetings.

     3. All transactions relating to the Fund will be consummated by payment, transfer or delivery between the Fund, the Adviser, the Custodian and/or the
QFII Custodian, as the case may be, of all cash and/or securities due to or from the Fund according to local market settlement conventions and applicable law.
The Adviser shall at no time act as a custodian for any assets of the Fund.

     4. The Adviser expressly acknowledges and agrees to be bound by the following provisions governing the custody arrangements in respect of the Fund and will not cause the Custodian or the QFII Custodian to do anything which is inconsistent with such provisions:

          (a) all of the Fund's assets will be held in custody accounts;

          (b) the custody accounts in respect of the assets in the PRC will be maintained with the QFII Custodian and with the CSDCC; and

          (c) the custody accounts in respect of the Fund's assets outside of the PRC are maintained with the Custodian.

                                      -3-

     5. In the event that the Adviser holds or becomes legally entitled to any of the assets of the Fund (including, without limitation, any rights, title or interest in and to all A-Shares and other securities held under the Quota from time to time), the Adviser acknowledges and agrees that it holds such assets on trust for the Fund.

     6. In connection with the rendering of the services required under paragraph 2, the Adviser may contract with or consult with such banks, securities firms or other parties in China or elsewhere as they may deem appropriate to obtain additional advisory information and advice, including investment recommendations, advice regarding economic factors and trends and advice as to currency exchange matters, but any fee, compensation or expenses to be paid to any such parties shall be paid by the Adviser, and no obligation shall be incurred on the Fund's behalf in any such respect.

     7. The Fund agrees to pay in United States dollars to MSIM, as full compensation for the services to be rendered and expenses to be borne by MSIM hereunder, an annual fee equal to 1.50% of the average weekly net assets of the
Fund, payable monthly. For purposes of computing the monthly fee, the weekly net assets of the fund for any month shall be determined as of the close of business in China on the last Shanghai Stock Exchange business day of each week where such last business day of the week falls within that month and the aggregate value of all such weekly net assets shall be divided by the number of such weeks in such month. Such fee shall be computed beginning on the date hereof. Upon the termination of this Agreement before the end of any month, such fee for such part of a month shall be pro rated according to the proportion which such period bears to the full monthly period, and shall be payable on the date of termination of this Agreement. Each payment of a monthly fee to MSIM shall be made within the 15 business days of the first day of each month following the day as of which such payment is computed.

     8. The Adviser may, subject to the approval of the Board of Directors, at its own expense, enter into a Sub-Advisory Agreement with a sub-adviser to make determinations as to certain of the securities to be purchased, sold or otherwise disposed of by the Fund and the timing of such purchases, sales and dispositions and to take such further action, including the placing of purchase and sale orders on behalf of the Fund as the sub-adviser, in consultation with the Adviser, shall deem necessary or appropriate; provided that the Adviser shall be responsible for monitoring compliance by the sub-adviser with the investment policies and restrictions of the Fund and with such other limitations or directions as the Directors of the Fund may from time to time prescribe.

     9. The Adviser agrees that it will not make a short sale of any capital stock of the Fund, or purchase any share of the capital stock of the Fund otherwise than for investment.

     10. Nothing herein shall be construed as prohibiting the Adviser from providing investment advisory services to, or entering into investment advisory agreements with, other clients (including other registered investment companies), including clients which may invest in securities of Chinese issuers, or from utilizing (in providing such services) information furnished to the
Adviser by others as contemplated by Section 3 of this Agreement; nor, except as explicitly provided herein, shall anything herein be construed as constituting the Adviser as agent of the Fund.

     11. The Adviser may rely on information reasonably believed by it to be accurate and reliable. Neither the Adviser nor its officers, directors, employees, agents or controlling persons as defined in the 1940 Act shall be subject to any liability for any act or omission, error of judgment or mistake of law, or for any loss suffered by the Fund, in the course of, connected with or arising out of any services to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its respective duties or by reason of reckless disregard on the part of the Adviser of its respective obligations and duties under this
Agreement. Any person, even

                                      -4-

though also employed by MSIM, who may be or become an employee of the Fund and paid by the Fund shall be deemed, when acting within the scope of his or her employment by the Fund, to be acting in such employment solely for the Fund and not as an employee or agent of the Adviser.

     12. This Agreement shall remain in effect for a period of two years from the date hereof, and shall continue in effect thereafter on an annual basis, but only so long as such continuance is specifically approved at least annually by the affirmative vote of (i) a majority of the members of the Fund's Board of
Directors who are neither parties to this Agreement nor interested persons of the Fund or of the Adviser or of any entity regularly furnishing investment advisory services with respect to the Fund pursuant to an agreement with the
Adviser, cast in person at a meeting called for the purpose of voting on such approval, and (ii) a majority of the Fund's Board of Directors or the holders of a majority of the outstanding voting securities of the Fund.

     This Agreement may nevertheless be terminated at any time without penalty, on 60 days' written notice, by the Fund's Board of Directors, by vote of holders of a majority of the outstanding voting securities of the Fund, or by the
Adviser. This Agreement shall automatically be terminated in the event of its assignment as defined under the 1940 Act and the rules thereunder. Any such notice shall be deemed given when received by the addressee.

     13. This Agreement may be amended by mutual agreement, but only after authorization of such amendment by the affirmative vote of a majority of the members of the Fund's Board of Directors who are not interested persons of the
Fund or of the Adviser, cast in person at a meeting called for the purpose of voting on such approval and, in the event of a material amendment, by a vote of a majority of the outstanding voting securities.

     14. This Agreement shall be construed in accordance with the laws of the
State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act. As used herein, the terms "interested person," "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the 1940 Act and the rules thereunder.

     15. Any notice hereunder shall be in writing and shall be delivered in person or by facsimile (followed by mailing such notice, air mail postage prepaid, on the day on which such facsimile is sent to the address set forth below) to the following address or facsimile number:

          If to Morgan Stanley Investment Management Inc., to the attention of
     General Counsel, 1221 Avenue of the Americas, New York, New York 10020;
     Facsimile No. 212-762-7377.

          If to the Fund, to the attention of the President, 1221 Avenue of the
     Americas, New York, New York 10020; Facsimile No. 212-762-7326.

or to such other address as to which the recipient shall have informed the other parties in writing.

     Notice given as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery, and, if by facsimile and mail, on the date on which such facsimile and confirmatory letter are sent.

     16. Each party hereto irrevocably agrees that any suit, action or proceeding against the Adviser or the Fund arising out of or relating to this
Agreement shall be subject exclusively to the jurisdictions of the United States
District Court for the Southern District of New York and the Supreme Court of
the State of New York, New York County, and each party hereto irrevocably submits to the jurisdiction of each such court in connection with any such suit, action or proceeding. Each party hereto

                                      -5-

waives any objection to the laying of venue of any such suit, action or proceeding in either such court, and waives any claim that such suit, action or proceeding has been brought in an inconvenient forum. Each party hereto irrevocably consents to service of process in connection with any such suit, action or proceeding by mailing a copy thereof in English by registered or certified mail, postage prepaid, to their respective addresses as set forth in this Agreement.

     To the extent that any party hereto may now or hereafter be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement, to claim for itself or its revenues or properties any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from set-off, banker's lien, counterclaim or any other legal process or remedy with respect to its obligations under this Agreement and/or to the extent that in such jurisdiction there may be attributed to any such party such an immunity (whether or not claimed), the parties hereto each hereby to the fullest extent permitted by applicable law irrevocably agrees not to claim, and hereby to the fullest extent permitted by applicable law expressly waives, any such immunity, including, without limitation, a complete waiver of immunity pursuant to the
United States Foreign Sovereign Immunities Act.

                                      -6-

     IN WITNESS WHEREOF, the parties have executed this Agreement by their officers thereunto duly authorized as of the day and year first written above.

                                           MORGAN STANLEY CHINA A SHARE FUND,
                                              INC.

                                           By: /s/ James Garrett
                                               ---------------------------------
                                               Name: James Garrett
                                               Title: Treasurer and Chief
                                                      Financial Officer

                                           MORGAN STANLEY INVESTMENT MANAGEMENT
                                              INC.

                                           By: /s/ Ronald E. Robison
                                               ---------------------------------
                                               Name: Ronald E. Robison
                                               Title: President and Principal
                                                      Executive Officer

                                      -7-